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FOR IMMEDIATE RELEASE


                                                                        Contact:

                                                                   Daniel Briggs
                                     Vice President Finance & Investor Relations
                                                                  (212) 907-6134

                                                           The BISYS Group, Inc.
                                                                     (NYSE: BSG)
                                                                   www.bisys.com

                                BISYS FILES 10-K


NEW YORK, NY (September 27, 2004) -- BISYS, a leading provider of outsourcing solutions for the financial services sector, today announced that it has filed its Form 10-K for its fiscal year ended June 30, 2004. The filing had been delayed while a special committee of the BISYS Board of Directors, together with independent counsel, investigated issues raised by a current employee in its Fund Services business, particularly in connection with the documentation process in the Company's preparation for a SAS 70 review.

Bob Casale, the Company's chairman of the board of directors and a member of the special committee, stated, "The special committee has completed its investigation, and is pleased with the responsiveness and cooperation we received from the company, its employees, and all other parties involved."

Russ Fradin, the Company's president and chief executive officer, added, "We are happy to report that the investigation has been completed and that we have now filed our 10-K. To address the issues identified in the investigation and any concerns with the outstanding SAS 70 report related to our Fund Services business, we asked PricewaterhouseCoopers LLP, the service auditor of the SAS 70 report, to re-perform the procedures necessary to reissue the report. We appreciate their responsiveness, and expect the SAS 70 report to be re-issued later this week."


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ABOUT BISYS

The BISYS Group, Inc. (NYSE: BSG), headquartered in New York City, provides business process outsourcing solutions that enable investment firms, insurance companies, and banks to capitalize on convergence by entering new segments of the financial services industry. BISYS currently supports more than 22,000 domestic and international financial institutions and corporate clients through three business units. Its INVESTMENT SERVICES group provides administration and distribution services for approximately 380 clients, representing more than 2,200 mutual funds, hedge funds, private equity funds, and other alternative investment products with approximately $750 billion in assets under administration. BISYS' largest group also provides retirement services to more than 18,000 companies in partnership with 40 of the nation's leading banks and investment management companies, and offers analytical research and competitive information through its Financial Research Corporation (FRC) subsidiary. Through its INSURANCE SERVICES group, BISYS is the nation's largest independent distributor of life insurance and the premier provider of the support services required to sell traditional and variable life, long-term care, disability, and annuity products. BISYS is also the nation's second largest independent wholesale distributor of commercial property/casualty insurance. This group complements its insurance distribution services with a comprehensive compliance management solution that supports insurance and investment firms and professionals with approximately 350 certification and continuing education training courses, and a sophisticated suite of products and services that automates the entire licensing process. BISYS' INFORMATION SERVICES group supports approximately 1,450 banks, insurance companies, and corporations with industry-leading information processing and imaging solutions, turnkey asset retention solutions, and specialized corporate banking solutions. Additional information is available at www.bisys.com.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting The BISYS Group, Inc.'s operations, markets, services and related products, prices and other factors discussed in The BISYS Group, Inc.'s periodic filings with the Securities and Exchange Commission.


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